UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2012

WATSON PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13305	95-3872914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center III 400 Interpace Parkway Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

(862) 261-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 25, 2012, Watson Pharmaceuticals, Inc., a Nevada corporation (“Watson”), and Watson Pharma S.à r.l., a company incorporated in Luxembourg and wholly-owned subsidiary of Watson (the “Purchaser”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Actavis Acquisition Debt S.à r.l., a company incorporated in Luxembourg (the “Vendor”), Nitrogen DS Limited, a company incorporated in the British Virgin Islands (“Nitrogen”), Landsbanki Islands hf., a company incorporated in Iceland (“Landsbanki”), ALMC Eignarhaldsfélag ehf., a company incorporated in Iceland (“ALMC”, together with Nitrogen and Landsbanki, the “Indirect Equity Holders”), ALMC hf., a company incorporated in Iceland, Argon Management S.à r.l., a company incorporated in Luxembourg, the Managers party thereto, Deutsche Bank AG, London Branch, a branch of a company incorporated under the laws of the Federal Republic of Germany (“DB”, together with Landsbanki, the “Debt Holders” and the Debt Holders together with the Indirect Equity Holders and the Managers, the “Indirect Interest Holders”). The Purchase Agreement was approved by the Board of Directors of Watson.

Pursuant to the Purchase Agreement, the Purchaser will acquire (i) the entire issued share capital of Actavis, Inc., a Delaware corporation, Actavis Pharma Holding 4 ehf., a company incorporated in Iceland, and Actavis S.à r.l., a company incorporated in Luxembourg (collectively, the “Companies”) and (ii) all the rights of the Vendor in certain indebtedness of the Companies (the “Intra Group Debt” and, together with the shares of the Companies, the “Interests”), in exchange for the following consideration:

•

A cash payment of €4.15 billion, payable at completion of the purchase of the Interests (“Completion”), as adjusted based upon, among other things, the net working capital of the Companies at Completion;

•	Assumption of the obligation to pay at Completion up to €100 million of indebtedness of the Vendor; and

•

The potential right to receive contingent consideration payable in the form of up to 5.5 million newly issued shares of Common Stock, $0.0033 par value per share, of Watson (the “Restricted Common Stock”) or, under certain circumstances, in cash, based on the Companies’ financial performance in 2012 as described in the Purchase Agreement.

Warranties and Indemnities. Each of the parties has made customary warranties in the Purchase Agreement. The warranties made by the Vendor and the Managers regarding the Companies generally survive until March 31, 2014. Watson will have recourse against a €35 million warranty escrow for losses relating to breaches of these warranties, subject to certain limitations. Watson has also obtained a warranty and indemnity insurance policy from Chartis Europe Limited to provide for additional protection against breaches of these warranties, subject to customary limitations.

Covenants. The Vendor and the Indirect Interest Holders have agreed to procure that the Companies and their respective subsidiaries conduct their respective businesses in the ordinary course, consistent with past practice, cooperate with Watson in Watson’s efforts to obtain financing for the acquisition and not take certain specified actions through Completion. Watson will have recourse against a €75 million covenant escrow for losses relating to breaches of these covenants, subject to certain limitations. This escrow will also be available to cover Watson’s losses relating to certain other matters, including certain uninsured warranty breaches and fraud-related claims. The Indirect Interest Holders are also responsible for reimbursing Watson for certain payments made by the Companies and their subsidiaries to the Vendor or the Indirect Interest Holders between January 1, 2012 and Completion.

Each of Watson, the Vendor, and the Indirect Interest Holders has agreed to other customary covenants, including to use reasonable endeavors to cause the conditions to Completion to be satisfied. Certain of DB’s covenants under the Purchase Agreement are qualified by its ability to enforce its rights under its debt agreements with the Actavis group of companies. In the case of a “full enforcement” of DB’s rights under those debt agreements, the Purchase Agreement will automatically terminate and Watson will have the right to exclusively negotiate with DB for a specified period to enter into an alternative transaction.

Conditions. Each party’s obligation to complete the sale of the Interests is subject to several conditions, including (i) clearance from relevant competition authorities; (ii) the accuracy of the warranties made in the Purchase Agreement; (iii) compliance with covenants made in the Purchase Agreement; (iv) the absence of a material adverse effect on the business of the Companies and their respective subsidiaries, taken as a whole (a “Company Material Adverse Effect”), (v) the completion of certain restructuring steps by the Companies, (vi) not exceeding a €150 million cap on certain purchase price adjustments and (vii) the absence of a material adverse effect on Watson’s business. Several of these conditions may be waived by the parties. Watson may unilaterally waive the condition relating to a material adverse effect on Watson’s business by substituting contingent cash consideration for the contingent stock consideration.

Contingent Consideration. If the Restricted Common Stock is issued, approximately 90% of the Restricted Common Stock will be subject to a two year restriction on transfer and Watson will be obligated to register the resale of the remaining 10% of the Restricted Common Stock pursuant to the Securities Act of 1933. Certain of the Restricted Common Stock will be held in an escrow account to support claims by the Purchaser against the Indirect Interest Holders who own the escrowed Restricted Common Stock.

Adequacy of Funds. Watson is obligated under the Purchase Agreement to obtain financing for the purchase of the Interests. On April 25, 2012, Watson entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, Wells Fargo Bank and Wells Fargo Securities, the “Commitment Parties”).

Pursuant to the Commitment Letter, the Commitment Parties have committed to provide (i) $450 million of an up to $2.0 billion senior unsecured term loan facility of Watson (the “Senior Credit Facility”) and (ii) to the extent the Senior Credit Facility is not syndicated and/or Watson has not issued other debt at Completion, up to $6.0 billion in senior unsecured loans (the “Bridge Facility” and, together with the Senior Credit Facility, the “Facilities”), as applicable. The Facilities are intended to finance the acquisition and to pay fees and expenses incurred in connection with the acquisition. If Watson chooses to draw under the Bridge Facility, it may refinance all or a portion of the Bridge Facility at a later date.

The Commitment Parties’ commitment to provide the Facilities is subject to several customary conditions, including (i) no Company Material Adverse Effect having occurred, (ii) the negotiation of definitive financing agreements and (iii) other customary closing conditions set forth in the Commitment Letter.

Prior to Completion, Watson anticipates that it may enter into one or more derivative transactions in order to hedge Watson’s interest rate risk on the debt and/or exchange rate risk associated with converting the U.S. Dollar proceeds from the Facilities into Euros, which will be required in order to fund the acquisition of the Interests at Completion.

Board Approval. The Purchase Agreement has been approved by each of the parties thereto and no further board or shareholder approvals are necessary in order to effectuate the acquisition.

The foregoing description of the Purchase Agreement and Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full texts of the Purchase Agreement and Commitment Letter, filed hereto as Exhibits 2.1 and 10.1 respectively, and incorporated herein by reference. The Purchase Agreement and Commitment Letter have been included to provide investors with information regarding their terms, however they are not intended to provide any other factual information about Watson, the Vendor, the Companies or the Indirect Interest Holders. The Purchase Agreement contains warranties of each of Watson, the Purchaser, the Vendor and the Indirect Interest Holders which are qualified by information in confidential disclosure letters delivered in connection with signing the Purchase Agreement. Accordingly, investors should not rely on the warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 3.02	Unregistered Sales of Equity Securities.

As described in item 1.01, under the terms of the Purchase Agreement, Watson has agreed to issue, under certain circumstances, the Restricted Common Stock to certain Indirect Interest Holders in a private placement of such securities as contingent consideration for the transactions contemplated by the Purchase Agreement. The sale of the Restricted Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Watson is relying upon the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section. Each of the Indirect Interest Holders to which the Restricted Common Stock may be issued has represented to Watson that it is an accredited investor, as such term is defined in Regulation D under the Securities Act, and that it would be acquiring the securities for investment and not with a view to or for sale in connection with any distribution thereof. Appropriate legends will be affixed to the securities.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Exhibit

2.1	Sale and Purchase Agreement, dated as of April 25, 2012, by and among Nitrogen DS Limited, Landsbanki Islands hf., ALMC Eignarhaldsfélag ehf., ALMC hf., Argon Management S.à r.l., the Managers party thereto, Deutsche Bank AG, London Branch, Actavis Acquisition Debt S.à r.l., Watson Pharma S.à r.l. and Watson Pharmaceuticals, Inc.

10.1	Commitment Letter, dated as of April 25, 2012, by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2012	WATSON PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Sale and Purchase Agreement, dated as of April 25, 2012, by and among Nitrogen DS Limited, Landsbanki Islands hf., ALMC Eignarhaldsfélag ehf., ALMC hf., Argon Management S.à r.l., the Managers party thereto, Deutsche Bank AG, London Branch, Actavis Acquisition Debt S.à r.l., Watson Pharma S.à r.l., and Watson Pharmaceuticals, Inc.

10.1	Commitment Letter, dated as of April 25, 2012, by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.